Exhibit 4.2

FORM OF

 CERTIFICATE OF DESIGNATIONS
OF
SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
NOVUME SOLUTIONS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Novume Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution (the “Resolution”) was adopted by the Board of Directors of the Corporation (hereinafter called the “Board of Directors”) on  [●] by unanimous written consent, in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”):

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and the DGCL, the Board of Directors hereby creates a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof as follows:

Section 1. Designation; Number of Shares. The shares of such series shall be classified and designated as Series B Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and the number of shares constituting such series shall be [●]. That number may from time to time be increased or decreased (but not below the number of Shares then outstanding) by the Board of Directors in accordance with the Amended and Restated Certificate of Incorporation and applicable law. The Series B Preferred Stock may be issued in certificated form.

Section 2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Amended and Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on ____________, 2017.

“Applicable Dividend Rate” shall be a percentage amount equal to the quotient of 108,0001 divided by [●]2, and multiplied by 100 (rounding to nearest third significant digit).

“Board of Directors” has the meaning set forth in the Preamble.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required to or may be closed.

“Certificate of Designations” means this Certificate of Designations creating the Series B Preferred Stock.

 “Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Price” means $5.

“Conversion Ratio” means the number of fully paid and nonassessable shares of Common Stock into which each Share is convertible, after taking into account any such adjustments, determined by dividing (i) the sum of (x) the Series B Original Issue Price (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like) plus (y) the amount of any accrued but unpaid dividends per Share being converted, if any, whether or not declared, to and including the date immediately prior to such date of conversion, by (ii) the Conversion Price.

“Corporation” has the meaning set forth in the Preamble.

“DGCL” has the meaning set forth in the Preamble.

“Dividend Payment Date” has the meaning set forth in Section 4.1.

“Dividend Period” has the meaning set forth in Section 4.1.

“Junior Securities” means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as ranking junior to the Series B Preferred Stock.

“Liquidation Event” has the meaning set forth in Section 5.1.

“Liquidation Preference” means, with respect to any Share on any given date, the sum of (i) the Liquidation Value and (ii) the amount of any accrued but unpaid dividends thereof, if any, whether or not declared, to and including such date.

“Liquidation Value” means, with respect to any Share on any given date, the Series B Original Issue Price.

 “Parity Securities” means any class of securities hereafter authorized that is specifically designated as ranking pari passu with the Series B Preferred Stock.

“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a governmental authority.

“Preferred Stock” has the meaning set forth in the Resolution set forth above.

“Principal Market” means the Nasdaq Capital Market.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Senior Securities” means the Series A Preferred Stock of the Corporation and any class of securities hereafter authorized that is specifically designated as ranking senior to the Series B Preferred Stock.

“Series B Liquidation Preference Amount” has the meaning set forth in Section 5.1.

“Series B Original Issue Price” means $10 per Share.

“Share” means a share of Series B Preferred Stock.

“Subsidiary” or “subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

“Transfer Agent” means Issuer Direct Corporation, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its designee as the transfer agent for the Series B Preferred Shares.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “AQR” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Section 3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series B Preferred Stock shall rank (i) pari passu with all Parity Securities, (ii) senior to all Junior Securities and (iii) junior to all Senior Securities.

Section 4. Dividends.

4.1 Accrual and Payment of Dividends. From and after the issuance date of any Share, cumulative dividends on such Share shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, in arrears at a per annum rate equal to the Applicable Dividend Rate on the Liquidation Preference. The dividends on the Series B Preferred Stock shall accrue from the issuance date thereof and shall be payable quarterly in arrears within five (5) Business Days following the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”) to the holders of record of the Series B Preferred Stock on such Dividend Payment Date, except that if any such date is not a Business Day, then such dividend shall be payable on the next Business Day. All accrued dividends on any Share shall be paid, at the option of each holder of Series B Preferred Stock, either (x) in cash when, as and if declared by the Board of Directors out of funds legally available therefor or upon a liquidation of the Series B Preferred Stock in accordance with the provisions of Section 5, or (y) in kind by issuance of additional shares of Series B Preferred Stock having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to have been paid. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to declare or pay any dividend or distribution payable on Junior Securities in shares of Junior Securities.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date and shall end on and include the calendar day preceding the next Dividend Payment Date, except that (x) the initial Dividend Period for Series B Preferred Stock issued on [●] shall commence on and include [●], (y) the initial Dividend Period for any Series B Preferred Stock issued after [●] shall commence on and include such date as the Board of Directors shall determine and disclose at the time such additional shares are issued, or if no such determination is made, the date of issuance of such Series B Preferred Stock, and (z) the final Dividend Period with respect to redeemed Shares shall end on and include the calendar day preceding the date of redemption. Dividends payable on the Series B Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

If, on any Dividend Payment Date, the Corporation fails to pay dividends in respect of the Shares equal to all dividends on the Shares accrued but unpaid as of such date, the accrued but unpaid dividends on the Shares shall nonetheless accumulate and compound at the Applicable Dividend Rate on such Dividend Payment Date and shall remain accumulated, compounding dividends on such Applicable Dividend Rate, until paid pursuant hereto.

Section 5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), the holders of Shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, with respect to each Share of Series B Preferred Stock, an amount equal to the Liquidation Preference (the “Series B Liquidation Preference Amount”). The Series B Liquidation Preference Amount shall be paid to the holders of Series B Preferred Stock in cash and the holders of Series B Preferred Stock shall not be entitled to any further payments in the event of any Liquidation Event other than what is expressly provided for in this Section 5.

5.2 Insufficient Assets. If upon any Liquidation Event the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series B Preferred Stock the full Series B Liquidation Preference Amount and the holders of any Parity Securities the full preferential amount to which they are entitled under the terms of the relevant instrument governing such Parity Securities, (a) the holders of the Shares and any Parity Securities shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect thereof upon such Liquidation Event if all amounts payable on or with respect to such Shares and Parity Securities were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3 Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series B Preferred Stock and all other amounts payable upon a Liquidation Event have been paid in full to all holders of any Parity Securities, the holders of Common Stock and any other Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

5.4 Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a Liquidation Event, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other Person into or with the Corporation be deemed to be a Liquidation Event.

Section 6. Voting Rights.

6.1 Voting Generally. The holders of Series B Preferred Stock shall not have any voting rights except as expressly set forth below or as otherwise from time to time required by law. Notwithstanding the foregoing, only in the case of a vote to be taken for the election of members of the Board of Directors, each holder of shares of Series B Preferred Stock shall have such number of votes per share of Series B Preferred Stock held by such holder on an as converted basis in accordance with Section 7.1.

6.2 Amendment of Series B Preferred Stock; Dividends; Material Acquisitions; Mergers and Consolidations. So long as any Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of a majority of the Shares at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise:

(i) Any amendment, alteration or repeal, as applicable, of any provision of the Certificate of Incorporation or Bylaws of the Corporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock;

(ii) At any time until November 8, 2018, (x) any declaration or payment of cash dividends on any Common Stock or other Junior Securities, (y) any purchase, redemption or other acquisition for consideration of any Common Stock or other Junior Securities, whether directly or indirectly; or (z) if and only if the Corporation is delinquent in the payment of dividends on the Shares, any declaration or payment of cash dividends or purchase, redemption or other acquisition for consideration of any Parity Securities, whether directly or indirectly; provided, , however, that the consent of the holders of the Series B Preferred Stock shall not be required in connection with any repurchase of any Junior Securities held by any employee or consultant of the Corporation (x) upon any termination of such employee’s or consultant’s employment or consultancy pursuant to any agreement providing for such repurchase or (y) otherwise permitted pursuant to an agreement between the Corporation and an employee or consultant thereof; or

(iii) Any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) such Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock immediately prior to such consummation, taken as a whole; provided, further, that no vote by the holders of Series B Preferred Stock under this clause (iii) shall be required to the extent a plan of merger, binding share exchange or similar event provides that the holders of Series B Preferred Stock would receive an amount of cash in such merger, share exchange or similar event equal to the Liquidation Preference as of the consummation of such merger, share exchange or similar event.

Section 7. Conversion. Each holder of Shares of Series B Preferred Stock shall have conversion rights as follows:

7.1 Right to Convert. Subject to Section 7.3, each Share shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such stock, in accordance with the then effective Conversion Ratio (as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7.4).

7.2        Automatic Conversion. Each Share shall automatically be converted into shares of Common Stock in accordance with the then effective Conversion Ratio on the last day of any period of thirty (30) consecutive trading days, in which, during a period of twenty (20) trading days (whether consecutive or not), the VWAP per share of Common Stock equals or exceeds $7.50 (as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7.4). Any such determination shall be made by the Corporation and shall be evidenced by an officer’s certificate setting forth the data supporting such determination, which certificate shall be conclusive evidence of such determination absent manifest error and filed with the Transfer Agent. If the Corporation exercises its right to cause the conversion of Series B Preferred Stock in whole or from time to time in part, it shall furnish notice thereof to the Transfer Agent and shall mail such notice to the holders of each outstanding Series B Preferred Stock being converted at such holder’s last address as shown on the stock records of the Corporation, together with a determination as to the number of Series B Preferred Stock to be converted.

7.3 Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert such Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the remaining number of Shares if less than all of such Series B Preferred Stock evidenced by the certificates were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the Shares to be converted or (ii) if applicable, the date of automatic conversion specified in Section 7.2 above, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

7.4 Conversion Price Adjustments of Preferred Stock for Splits and Combinations. If the Corporation at any time after the date of issue of the Series B Preferred Stock (a) declares a dividend or makes a distribution on Common Stock payable in Common Stock, (b) subdivides or splits the outstanding Common Stock, (c) combines or reclassifies the outstanding Common Stock into a smaller number of shares, (d) issues any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (e) consolidates with, merges with or into or is converted into any other Person, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination or reclassification shall be adjusted so that the conversion of the Series B Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged, converted or reclassified pursuant to Sections 7.4(d) or 7.4(e)) which, if this Series B Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, conversion or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

7.5 Other Distributions. In the event the Corporation shall declare a distribution in respect of the Common Stock (other than a subdivision, combination or merger provided for in Section 7.4) payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends), then, in each such case for the purpose of this Section 7.5, the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

7.6 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger provided for in Section 7.4) provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of such Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 7 (including adjustment of the Conversion Ratio then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

7.7 No Fractional Shares and Certificate as to Adjustments.

(a) No fractional shares shall be issued upon the conversion of any Share, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(b) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series B Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

7.8 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

7.9 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

Section 8. Reissuance of Series B Preferred Stock. Any Shares redeemed or otherwise acquired by the Corporation or any Subsidiary shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

Section 10. Waiver. The holders of at least a majority of the outstanding Shares, voting as one class, may also amend and waive compliance with any provision of this Certificate of Designations.

Section 11. No Preemptive Rights. No Share shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12. No Sinking Fund. No sinking fund shall be created for the redemption or purchase of shares of the Series B Preferred Stock.

Section 13. Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any initial issuance or delivery of the Series B Preferred Stock or certificates representing such Shares, if any. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Shares in a name other than that in which the Shares were registered, or in respect of any payment to any Person other than a payment to the initial registered holder thereof.

Section 14. Other Rights. The Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein or in the Certificate of Incorporation or as required by applicable law.

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1 NTD: 1.8mm multiplied by 6% equals $108,000
2 NTD: Insert such amount equal to ten (10) multiplied by the number of shares of Series B Preferred Stock equal to (i) 180,000 (1.8mm divided by original issue price of $10) plus (ii) such number of shares of Series B Preferred Stock representing a value (based on a $10 face value per share) equal to the difference between (x) 1.2mm and (y) the product of (1) the average 5 day VWAP of Common Stock prior to the Closing Date, multiplied by (2) 300,000, but only to the extent that “(y)” is a lower amount than “(x)” and not vice versa. By way of example, if the average 5 day VWAP of the Common Stock prior to the Closing Date is $2, then the shortfall will be $600,000, which is 60,000 shares of Series B Preferred Stock. The number to be provided in the bracket in the Applicable Dividend Rate is: 10 multiplied by (180,000 + 60,000) = 2,400,000. The Applicable Dividend Rate is: 108,000 divided by 2,400,000 and multiplied by 100 = 4.5%.

IN WITNESS WHEREOF, Novume Solutions, Inc. has caused its corporate seal to be hereunto affixed and this Certificate of Designations to be signed by its [●], this [●] day of  [●] 2017.

NOVUME SOLUTIONS, INC.

By:
Name:
Title: